EXHIBIT 99.1

Citizens South Banking Corporation Announces Preliminary Approval for $20.5 Million of SBLF Capital

GASTONIA, N.C., Aug. 22, 2011 (GLOBE NEWSWIRE) -- Kim S. Price, President and Chief Executive Officer of Citizens South Banking Corporation (Nasdaq:CSBC) (the "Company"), announced today that the Company has received preliminary approval to receive an investment up to $20.5 million in the Company's preferred stock from the United States Department of the Treasury ("Treasury") under the Small Business Lending Fund (the "SBLF"). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks.

Subject to due diligence and final approval by Treasury, the Company expects to receive the full amount of the approved investment. Closing is expected to occur within approximately 30 days.

Kim Price commented, "We are proud and humbled by the confidence demonstrated by Treasury in its preliminary approval of a $20.5 million investment in Citizens South as a part of the Small Business Lending Fund. We will utilize this investment to fully repay TARP and embark on an aggressive small business lending program in an effort to assist in stimulating our local and regional economies."

Citizens South Banking Corporation is the parent corporation for Citizens South Bank, which was established in 1904 and is headquartered in Gastonia, North Carolina. The Bank has 21 full-service banking offices located in the Charlotte, North Carolina and North Georgia regions. Deposits are FDIC insured up to the applicable regulatory limit. At June 30, 2011, the Company had consolidated assets in excess of $1.1 billion, total loans of $750.6 million and total deposits of $904.6 million. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company's filings with the SEC.

The Citizens South Banking Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7099

Cautionary Statement Regarding Forward-looking Statements

This press release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company's markets, and legal, regulatory, or accounting changes. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2010, describe some of these factors.

CONTACT: Kim S. Price
         (704) 884-2260
         Kim.price@citizenssouth.com